news                                                         UNIT CORPORATION
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        1000 Kensington Tower, 7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                     Telephone 918 493-7700, Fax 918 493-7714


                               Contact:     Larry D. Pinkston
                                            President, Treasurer
                                              and Chief Financial Officer
                                            (918) 493-7700

For Immediate Release...
December 8, 2003

                 UNIT CORPORATION ANNOUNCES CLOSE OF ACQUISITION

     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that it has completed the acquisition of Serdrilco Incorporated and its subsidiary, Service Drilling Southwest LLC, a U.S. land drilling company located in Borger, Texas. The total consideration paid by Unit was $35,000,000 in cash. The terms of the acquisition include an earn-out provision allowing the sellers to obtain one-half of the cash flow in excess of $10 million for each of the next three years.
     Serdrilco, a private, Tulsa-based drilling company, has been operating in the Anadarko Basin in the Texas Panhandle for more than 50 years. All 12 of the rigs are currently under contract. The rigs range from 650 horsepower to 1,700 horsepower with depth capacities rated from 6,500 feet to 18,000 feet. In addition to the rigs, Unit will acquire a fleet of 12 trucks that enable the efficient movement of rigs to new drilling locations and a district office and equipment yard in and near Borger, Texas.
     Along with an additional rig that was built and recently placed into service, Unit's rig fleet totals 88 land drilling rigs with the close of this acquisition. Currently, 83 of those 88 rigs are operating under contract.


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     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production and contract drilling. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

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     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including future rig utilization and dayrates, the number of wells to be drilled by the company, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.